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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Illini Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Shareholders

April 10, 2003

Dear Illini Shareholders:

Enclosed is the notice of the annual meeting of shareholders and our annual report for 2002.

In brief, Illini's earnings improved from $1.279 million in 2001 to $1.522 for 2002, an increase of 19%. Earnings per share (EPS) increased by $1.06 per share, from $2.64 to $3.70 per share, a percentage increase of 40.15%. Assets grew $8.147 million last year, or by 2.97%.

In last year's letter we began providing key data to give shareholders a better scorecard to track their Company's performance. We have updated the scorecard and added data on customer count and share price. Following the scorecard are brief comments on our performance and views on the economy and the banking industry.

PERFORMANCE SCORECARD

	2001	2002	Difference	Rate of Change
Assets	$274,512,000	$282,659,000	$8,147,000	2.97%
Loans	196,913,000	207,366,000	10,453,000	5.31%
Net Interest Income	8,781,000	9,945,000	1,164,000	13.26%
Non Interest Income	2,832,000	2,189,000	(643,000)	(22.70)%
Non-Interest Expense	9,258,000	9,433,000	175,000	1.89%
Earnings	1,279,000	1,522,000	243,000	19.00%
Earnings Per Share	$2.64	$3.70	$1.06	40.15%
Customer Count	18,329	17,401	928	5.3%
Share Price	$22 .00-$31.00	$26.00-$33.50	$4.00-$2.50	(Avg.) 12.2%
Book Value Per Share	$33.01	$36.97	$3.96	11.99%

Old Business.    In March 2002 the Company held a special meeting of shareholders to change its bylaws, increase authorized shares, and approve stock option plans. All proposals were approved by vote of our shareholders and, except for the option plans, have been implemented.

Business Plan.    Illini developed a formal strategic business plan in 1995 and has vigorously pursued it since. Its principal goal is to substantially increase the value of the Company's shares by steadily improving key profit drivers that will lead to a permanently higher plateau of earnings. One of our principals goals was to lower the ratio of our expenses to revenues; i.e., efficiency ratio. It is particularly pleasing to report that since reengineering Illini Bank in 1999 it has achieved one of the highest such efficiency ratings of its peers.

A part of the plan involves selective acquisitions of financial institutions. In 1999 we acquired Farmers State Bank of Camp Point, a transaction that has now been successfully integrated. In 2001, we announced acquisition of another bank, Illinois Community Bank, in Effingham, Illinois. As is customary with each such transaction, we sought indications of approval from federal and state banking regulators before reaching agreement. The regulatory agencies indicated approval and, in fact, did subsequently approve our application for change of control. The Board of Governors of the Federal Reserve System, however, overruled these approvals, including that of their own Federal Reserve Bank of Chicago. The Board said they would approve the transaction only if Illini accepted an entirely new set of conditions. Frankly, if we had known the Board would intercede in this way we would not have pursued the purchase in the first place. In any case, the conditions the Board imposed were unnecessary, in certain instances wrongheaded, and we declined. We allowed the application to be denied, rather than withdraw it, both to honor our obligations under the agreement and avoid legal action that might result if we accepted the Board's conditions or followed their suggestion to withdraw the application. We continue to believe the merger would have been beneficial to both Illini and Effingham if the Board of Governors had allowed it to go forward.

Outlook.    We cautioned last year that it would be difficult for Illini to maintain the growth of the preceding three years, especially without additional capital. Also, we said that growth would by retained earnings. Last year's performance supports that prediction. We have reduced growth to preserve capital and increases in the rate of profit experienced over the last three years are unlikely to continue in 2003. The trends we are seeing, both regionally and nationally, are thinner net interest margins, fewer bankable loans, and, measured by the level of non-performing assets, a general deterioration in credit quality.

The Economy.    Any favorable effect of lower interest rates over the last three years has by now dissipated. The prospect of lower rates is unlikely, and in fact lower interest rates at this time would not make sense. We do not expect a resumption of economic growth until the uncertainties in the war on terrorism as removed and the proposed tax cuts proposed by the Bush administration approved.

In the last four months senior management met with a range of investment banks. For what its worth, we came away with a distinct impression that so-called "smart money" has written off Wall Street for five years, investors are aggressively seeking to make direct investments in smaller companies like Illini, and that a wall of opposition is building to the continued passage of farm bills with support payments like those enjoyed over the last ten years. The latter has particular importance for anyone invested in the Midwest economy.

See you at the annual meeting.

/s/ THOMAS A. BLACK Thomas A. Black Chairman of the Board	/s/ BURNARD K. MCHONE Burnard K. McHone President

This letter may include forward looking statements based on the Company's expectations and assumptions that are subject to numerous risks and uncertainties that could cause actual results to materially differ from those anticipated. Such risks and uncertainties include, among others, general business and economic conditions, and competitive and regulatory actions.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ILLINI CORPORATION

TO THE SHAREHOLDERS OF
ILLINI CORPORATION:

The Annual Meeting of Shareholders of Illini Corporation will be held at Illini Bank, 3200 W. Iles Avenue, Springfield, Illinois 62707, on Thursday, May 15, 2003, at 10:00 a.m. local time for the purpose of:

  l.
  Election of three Directors, each of whom is to hold office for a term of three years and until their successors have been duly elected and qualified.

  2.
  Ratification of appointment of CROWE CHIZEK AND COMPANY LLC as independent auditors for 2003.

  3.
  Transaction of other business that may be properly brought before the meeting or any adjournment thereof.

The close of business on April 10, 2003 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

By Resolution of the Board of Directors
/s/ WILLIAM B. MCCUBBIN William B. McCubbin Secretary
Springfield, Illinois April 11, 2003

Illini Corporation
3200 West Iles Avenue
Springfield, Illinois 62707

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2003

        This proxy statement is furnished in connection with the solicitation by the Board of Directors (each a "Director" and collectively, the "Directors") of Illini Corporation ("Illini"), an Illinois corporation, of proxies for use at the Annual Meeting of Shareholders of Illini to be held at 10:00 A.M. local time, Thursday, May 15, 2003 at Illini Bank, 3200 West Iles, Springfield, Illinois, and any adjournments thereof. The Board of Directors has fixed the close of business on April 10, 2003 as the record date for determining shareholders entitled to notice of, and to vote at the Annual Meeting. On the record date, Illini had 45,000,000 authorized shares of common stock (the "Common Stock"), par value $.01 per share of which 411,701 are issued and outstanding and entitled to vote at, the annual meeting. Illini Corporation has 160,088 shares of common stock held as treasury shares, which are not eligible to vote. Illini Corporation has 10,000,000 authorized shares of preferred stock (the "Preferred Stock"), par value $0.01 per share of which none are issued. This proxy statement and form of proxy are first being mailed to Illini's shareholders on or about April 18, 2003.

        The proxy provides instructions for voting for or against each Director nominee. Each shareholder is entitled to such number of votes as equals the number of shares owned by him as of the record date to be voted on all matters, including the election of Directors. Each director position will be voted on individually and those nominees receiving the greatest number of votes cast will be elected.

        Shares of Common Stock represented by properly executed proxies received by Illini will be voted at the meeting in accordance with instructions thereon. If there are no such instructions, the shares will be voted by the proxy holders at their discretion FOR the election of the three nominees listed below, FOR the ratification of Crowe Chizek and Company LLC as independent auditors for 2003, and in the discretion of the proxy holders on other matters which are properly brought before the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. A shareholder may revoke his proxy by a later proxy or by giving notice of such revocation to Illini in writing before or at the time of the meeting. Attendance at the meeting will not in and of itself constitute the revocation of a proxy.

        The cost of solicitation of proxies will be paid by Illini. In addition to the solicitation by mail, officers, directors, and employees of Illini may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

        A copy of Illini's Annual Report on Form 10-KSB for 2002 is enclosed, but is not incorporated into this proxy statement or made a part of the proxy soliciting material.

Proposal I—Election of Directors

        Under Illini's Articles of Incorporation, as amended, the Board of Directors is divided into three classes. The Board of Directors presently consists of eleven (11) members. Each year, the shareholders are asked to elect the members of a class for a term of three years. This year three (3) director positions will be elected. The Board of Directors, therefore, recommends the following nominees for election as Directors for a term ending at the Annual Meeting in 2006:

Messrs. Thomas A. Black, Anthony F. Liberatore, Lawrence B. Curtin

It is expected that all shares of Common Stock represented by an executed proxy in the accompanying form will be voted for the election of the persons listed above as Directors for whom authority to vote has not been withheld unless some other allocation of votes is specified on such proxy. The Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. However, if any of the nominees are not available to serve if elected, proxies may be voted for election of other persons selected by the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE DIRECTOR NOMINEES.

Directors and Executive Officers

        The information below is provided with respect to each nominee for Director and each Director whose term of office extends beyond the date of the Annual Meeting and who will continue in office for their existing terms.

Nominees for the term ending in 2006

Name, Age, Principal Occupation and other Directorships	Director of Illini Since (1)
Thomas A. Black—65, Management	1983

Mr. Black was employed by Caterpillar Tractor Company since 1956 and held a management position from 1973 until his retirement in December 2000. He served as a director of Stonington Community Bank & Trust Co. and Illini Bank-East until the merger of Illini Bank was completed in 1994. Mr. Black was elected to the Board of Directors of Illini Bank in 1994 and has served as its Chairman since 1996. Mr. Black also serves as Chairman of the Board of Illini and has held such position since 1983. Mr. Black was elected to the Board of Directors of Farmers State Bank of Camp Point in 1999 and has served as its Chairman since then.[1]

1 On November 4, 1993, Illini Bank East, Illini Bank Mernard County, and Illini bank North were merged with, into, and under the charter of Illini Bank, a wholly owned subsidiary of Illini (the "Illini Banks Merger"). As discussed herein, certain of the directors were directors of the Illini Banks prior to the Illini Banks Merger.
Lawrence B. Curtin—77, Farmer	1983

Mr. Curtin owns and operates a large corn and soybean farm and has been in farming his entire life. He served as a director and Chairman of the Board of Illini Bank-East until the Illini Banks Merger was completed. He also serves as a director of Illini Bank.
Dr. Anthony F. Liberatore—56, Professor of Economics	1997

Dr. Liberatore has been a fully tenured Professor of Economics at Millikin University since 1985 and is currently the Hermann Chair of Management Development and Director of MBA Programs with the Tabor School of Business. He founded Quality By Design, a private consulting firm, in 1990. He was also elected a director of Illini Bank in 1997 and has served in that capacity since then.

Continuing Directors for the term ending in 2004

Name, Age, Principal Occupation and other Directorships	Director of Illini Since
William B. McCubbin—65, Farmer	1983

Mr. McCubbin has engaged in farming in Sangamon County since 1961. He served as a director of Citizen State Bank of Mechanicsburg, Illini Bank of Sangamon County and Illini Bank-Coffeen until their consolidation with Illini Bank. Mr. McCubbin has served as a director of Illini Bank since 1994 and with Illini since 1983. Mr. McCubbin has also served as corporate secretary since 1998.
Burnard K. McHone—63, Banking Executive	1992

Mr. McHone assumed the position of President of Illini on January 1, 1992, and was subsequently elected a director at the 1992 Annual Meeting. Prior to accepting these positions, Mr. McHone had over 15 years of bank management experience as President, Chairman and Controller of Farmers National Bank of Geneseo and Farmers National Bancorp, Inc. Effective with the merger of Illini Bank, Mr. McHone was elected as a Director of Illini Bank and appointed its President in 1994. Mr. McHone was elected a director of Farmers State Bank of Camp Point in November 1999.
Robert F. Olson—72, Retired State Representative	1988

Mr. Olson has been retired as State Representative from the Illinois General Assembly since 1994. He is also a retired farmer. He currently operates a Farm Management Service for out of state landowners. He served as a director and Chairman of the Board of Illini Bank-North until the Illini Banks Merger. Mr. Olson also serves as a director of Illini Bank.
N. Ronald Thunman—71, President of CAE Electronics	1997

Mr. Thunman has held the position of the President of CAE Electronics Corporation in Leesburg, Virginia since March 1995 and also serves as Chairman of the Board of Pinkerton Government Services. Previously, Mr. Thunman was Chairman of the Board of Directors of ABB Government Services Corporation from 1990 through 1995. Mr. Thunman is a retired Vice Admiral from the United States Navy. Mr. Thunman also serves as a director of Illini Bank.
Dr. Jane Schachtsiek—55, Chancellor, Dept. of Nursing	1997

Dr. Schachtsiek has served at Chancellor at St. Johns College, Department of Nursing since 1990. Previously, Dr. Schachtsiek earned her Doctorate of Philosophy from Southern Illinois University in Carbondale and is a member of the Board of St. John's College. She was also elected a director of Illini Bank in 1997 and has served in that capacity since then.

Continuing Directors for the term ending in 2005

Name, Age, Principal Occupation and other Directorships	Director of Illini Since
William N. Etherton—76, Farmer	1994

Mr. Etherton has been engaged in farming and the livestock business in the Mechanicsburg vicinity all of his lifetime. He remains active in Etherton Stock Farms, a 2,500-acre farm operation. He previously served as a director of Citizens State Bank of Mechanicsburg and Illini Bank of Sangamon County before being elected to the Board of Illini Bank in 1994.

John H. Pickrell—83, Farm Manager	1983

Mr. Pickrell has operated a farm and has been engaged in farm management since 1978. He was appointed as a director and Treasurer of Illini Bank upon consummation of the Illini Banks Merger. Mr. Pickrell is also Treasurer of Illini and has held such position since 1983.
Jesse Werner, Jr.—66, President of Champion Gas & Oil	2001

Mr. Werner is President of Champion Gas & Oil Company, Vice President of Arrow Trailer & Equipment Company and Vice President of Waco Leasing Company. Mr. Werner served on the Board of American Bank & Trust Co. until 1994, and was a director of Illini Bank. He previously served as a director of Illini from 1983 until 1996.

        During 2002, the Board of Directors of Illini held eight meetings. Each of the current Directors attended more than 75% of the total number of meetings of the Board of Directors except for Director Etherton and Schachtsiek.

        The Board of Directors has established Committees to assist in the discharge of its responsibilities.

        The Executive Committee met four times during 2002. The Executive Committee is comprised of Messrs. Thunman, Black, Curtin, Etherton, McCubbin, McHone, Olson and Pickrell. Each of the current members attended more than 75% of the total number of Executive Committee meetings except for Director Olson. The Executive Committee was established to act directly on behalf of the Board during interim periods between Board meetings and during emergencies. The Executive Committee is also responsible for reviewing all litigation pending or threatened by or against Illini, or its subsidiaries, and except where settlement of any such litigation will involve an aggregate expenditure in excess of $1 million, the Executive Committee has authority to authorize settlement or compromise of any such litigation.

        The Compensation Committee met three times during 2002 and consists of Messrs. Black, Liberatore, Olson and Thunman. Each of the current members attended more than 75% of the total number of Compensation Committee meetings. This Committee was created by Illini to oversee and control all administration of employee compensation and benefit matters for Illini and its subsidiary banks.

        The Nominating Committee met once during 2002 and consists of Messrs. Black, Etherton, McCubbin, McHone, Olson, Pickrell and Thunman. Each of the current members attended more than 75% of the total number of Nominating Committee meetings. The Nominating Committee was created by Illini to oversee the duties of nominating a slate for election to the Board of Directors and with reviewing and determining the qualifications and eligibility of any nominee.

        The Audit Committee met seven times during 2002. The Board of Directors established the Audit Committee to oversee the external and internal audit functions of Illini and its subsidiaries. Only outside directors are eligible to serve on the Audit Committee. The Charter for the Audit Committee was established in 2001 and was included as Appendix B in the Proxy Statement for Annual Meeting of Shareholders to be Held June 27, 2002. During 2002, the Audit Committee consisted of Messrs. Curtin, Black, Etherton, Liberatore and McCubbin. Each of the current members attended more than 75% of the total number of Audit Committee meetings except for Director Liberatore.

Executive Officers

        The following table provides information with respect to the Executive Officers of Illini as of December 31, 2002 including all positions and offices with Illini.

Name	Age	Office
Thomas A. Black	65	Chairman of the Board
N. Ronald Thunman	71	Vice Chairman of the Board
Burnard K. McHone	63	President
William B. McCubbin	65	Secretary
John H. Pickrell	83	Treasurer
James L. Adkins	55	Chief Operating Officer
George A. Rosenbaum Jr.	46	Chief Financial Officer

Business Experience of Non-Director Executive Officers

James L. Adkins—55	Chief Operating Officer

Mr. Adkins joined Illini and Illini Bank in February 1999 as Vice President of Commercial Lending. In September 1999 his duties were expanded and he was named Senior Vice President and Chief Operating Officer of Illini Bank. Prior to accepting this position, Mr. Adkins had over 31 years of bank management experience, the most recent as Vice President of Central Illinois Bank located in Normal, Illinois
George A. Rosenbaum Jr.—46	Chief Financial Officer

Mr. Rosenbaum joined Illini Corporation in May 2002 as Chief Financial Officer. He is a certified public accountant with over twenty-two years of experience in the financial services industry. Mr. Rosenbaum has served as the chief executive officer and chief financial officer of banking organizations in Illinois and Colorado. Prior to joining Illini Corporation, he was a senior manager with McGladrey & Pullen LLP in the Denver, Colorado office.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of February 28, 2003, with respect to all shareholders known to Illini to have been the beneficial owners of more than five percent of its Common Stock, and the shares of Common Stock of Illini beneficially owned by each Director, Nominee, and by all Directors and executive officers of Illini as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest. Unless otherwise indicated, all persons shown in the table below have sole voting and dispositive power or share voting and dispositive power with members of their immediate families with respect to the number of shares listed next to their names.

		Common Stock Beneficially Owned
Name of Beneficial Owner	Address	Number of Shares	Percentage of Total
D. Marlene H. Huls	P.O. Box 579 Gifford, Illinois 61847	103,756	18.15%
D. Marlene H. Huls, TR UW, Ernest H. Huls Family Trust	P.O. Box 579 Gifford, Illinois 61847	19,577	3.42%
Thomas A. Black		12,638	2.21%
Lawrence B. Curtin		3,194	*
William N. Etherton		8,110	1.42%
Anthony Liberatore		556	*
William B. McCubbin		2,930	*
Burnard K. McHone		9,153	1.60%
Robert F. Olson		2,865	*
John H. Pickrell		2,007	*
Jane A. Schachtsiek		255	*
N. Ronald Thunman		3,614	*
Jesse A. Werner		8,134	1.42%
James L. Adkins		54	*
George A. Rosenbaum Jr.		396	*
All 11 Directors, Nominees, and Executive Officers as a group		54,048	9.45%

*
less than 1%.

Executive Compensation

        The following table sets forth the compensation for the fiscal years ended December 31, 2002, 2001 and 2000 awarded to or earned by the Chief Executive Officer and the other most highly compensated executives of the Company or its subsidiaries earning more than $100,000 annually:

Summary Compensation Table

Annual Compensation
All Other Compensation(1)
	Year	Salary		Bonus
Burnard K. McHone Chief Executive Officer	2002 2001 2000	$ $ $	135,000 114,000 113,000	$ $ $	29,051 32,052 24,079	$ $ $	4,560 3,360 3,810
James L. Adkins Chief Operating Officer	2002 2001	$ $	91,500 76,250	$ $	21,928 25,204	$ $	3,064 2,329

(1)
Represents contributions by the Company to the Company's 401(k) Retirement Plan on behalf of the Named Executives.

        No other executive officers of Illini received compensation in 2002 in excess of $100,000.

Employment Agreement

        Illini and Illini Bank have entered into Management Continuity Agreements with Burnard K. McHone, James L. Adkins, Douglas F. Finn, George A. Rosenbaum Jr., and Ronald E. Wenger. Messrs. McHone, Adkins, Finn and Wenger employment agreements were affected as of December 16, 1999. They provide a term of three years and are automatically renewed on the anniversary date unless the Board of Directors of the Company takes action to not extend the term before the anniversary date. Mr. Rosenbaum's employment agreement was effective as of December 31, 2002 and provides he shall be employed until December 31, 2005.

        Unless sooner terminated in accordance with the terms outlined in the employment agreements, all obligations shall terminate after the expiration of the employment terms of the respective employment agreements. The Officers may, with the consent of the Company, continue to be employed by Illini and Illini Bank after the expiration of the employment term of the respective employment agreements on such terms and conditions as may be agreed upon by Illini and the Officers. These Officers may terminate the employment agreements at any time upon 30 days' prior notice to Illini.

        Illini may terminate the executive and the related agreement for Cause. The agreements specify certain acts or conduct that would be a basis for termination. If terminated for Cause, the Company has no ongoing obligation to the officer.

        Illini may terminate the Agreements without Cause prior to the Term, by providing thirty days notice to the Officer. In such event the Officer shall have no further obligation to Illini, except the duty to not disclose confidential information outlined in the Agreement, and Illini shall have no further obligation to the Officer from the date of such termination except (a) to pay to the Officer the salary payment in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (b) to pay to the Officer any other benefits due under Illini's compensation and benefit plans for a period of twelve months from the date of termination, and (c) to pay to the Officer reasonable expenses of out placement services within the financial institutions industry during the twelve month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and the Officer's furnishing of evidence thereof to Illini and shall not include moving or relocation expenses.

        In the event there is a "Change in Control" of the Company during a period defined as the "Firm Term" (a specified period prior to and after the Change in Control), and the Officer's employment hereunder is terminated by Illini other than for Cause; or within the employment term, the Officer resigns from his employment upon thirty days written notice given to the Company within thirty days following a material change in the Officer's title, authorities or duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits or compensation and benefit plans from the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer's principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to Illini, except the duty not to disclose confidential information in accordance with the employment agreement. Illini shall have no further obligation to the Officer from the date of termination except to pay the Officer the salary amount in effect on the date of termination for a period of twelve months from the date of termination and other benefits as described in the above paragraph regarding termination without Cause.

Compensation of Directors

        Directors of Illini receive an annual retainer of $2,000 paid quarterly. Executive and Audit Committee members receive an annual retainer of $400 paid quarterly. Compensation and Nominating Committee members receive an annual retainer of $200 paid quarterly. Chairs are paid at 150% of the normal fee. Certain Directors also receive fees for services as directors of Illini's subsidiaries, which is an annual retainer of $4,800 paid quarterly. Loan Committee members rotate every six months and receive an annual retainer of $600 paid quarterly. Marketing Committee members receive an annual retainer of $200 paid quarterly. The Chairs are paid at 150% of the normal fee.

Transactions with Directors, Executive Officers and Associates

        During 2002, some of the Directors and executive officers of Illini (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to one or more of the subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by any of the subsidiary banks as of December 31, 2002 as a non-accrual, past due, restructured or potential problem loan.

        Outside of normal customer relations, none of the Directors, executive officers, or 5% shareholders of Illini (or members of their immediate families) currently maintains or has maintained during 2002 any significant business or personal relationship with Illini or any of its subsidiaries other than such as might arise by virtue of such person's ownership interest in, or position with, Illini.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires Illini's executive officers and Directors, and persons who own more than ten percent of a registered class of Illini's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, Directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of the copies of such forms received by Illini, Illini believes that, during the period from January 1, 2002 until December 31, 2002, all Section 16(a) filing requirements applicable to its executive officers, Directors and ten percent shareholders were met to the best of our knowledge.

Payment of Fees to Auditors

        BKD, LLP (formerly known as Olive LLP), independent public accountants, have been the auditors for the financial statements of Illini for the year ended December 31, 2002. Representatives of BKD, LLP will be present at the 2003 Annual Meeting, and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from shareholders.

        In addition to retaining BKD, LLP to audit the consolidated financial statements for fiscal 2002, Illini and its subsidiaries retained BKD, LLP to provide various other services in fiscal 2002. The aggregate fees billed for professional services by BKD, LLP in fiscal 2002 for these various services were:

        Audit Fees:    Fees of $41,325 were billed for professional services rendered to Illini and its subsidiaries for the audit of the consolidated financial statements for 2002 and review of the financial statements included in the Illini's quarterly reports on Form 10-QSB and Annual Report on 10-KSB for 2002.

        Financial Information Systems Design and Implementation Fees:    No services were rendered by BKD, LLP in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

        All Other Fees:    Fees of $82,170 were billed for other services, including tax services, services related to merger and acquisition activities and review of the related securities filings.

        As noted in the report of the Audit Committee, attached as Appendix A, the Audit Committee considered the provision by BKD, LLP of non-audit services to Illini and determined that the provision of such services was compatible with maintaining the independence of BKD, LLP.

Proposal II—Ratification of Selection of Independent Auditors

        On April 1, 2003, the Audit Committee of the Board of Directors of Illini Corporation determined that it would change its certifying accountants for the year ending December 31, 2003. The firm of BKD LLP had provided external audit services for the past three years under a service proposal accepted for the year ended December 31, 2000. The Audit Committee solicited audit proposals from BKD LLP and other firms upon the completion of the three-year arrangement. The Audit Committee selected Crowe Chizek and Company LLC to provide external audit services in 2003 and will recommend to the shareholders to ratify the appointment of Crowe Chizek and Company LLC as its independent auditors with respect to Illini Corporation for the upcoming fiscal year ending December 31, 2003.

        No report of BKD LLP on the financial statements of Illini Corporation for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During Illini Corporation's two most recent fiscal years, there were no disagreements with BKD LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of BKD LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years. Illini Corporation has requested BKD LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Illini Corporation and, if not, stating the respects in which it does not agree.

        During its two most recent fiscal years and through April 1, 2003, Illini Corporation has not consulted with Crowe Chizek and Company LLC on any items regarding the application of accounting principles, the type of audit opinion that might be rendered on Illini Corporation's financial statements, or the subject matter of a disagreement or reportable event (as described in Regulation S-B Item 304(a)(2)).

        The change in accountants was reported on Form 8-K on Apri1 8, 2003. The Form 8-K contained a letter from BKD LLP, addressed to the Securities and Exchange Commission, stating that it agreed with the statements concerning BKD LLP in such Form 8-K.

        While it is not required to do so, the Board of Directors is submitting the selection of Crowe Chizek and Company LLC to serve as our external auditors for the fiscal year ending December 31, 2003 for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Board of Directors will reconsider its selection.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE RATIFICATION OF AUDITORS

SHAREHOLDER PROPOSALS FOR NEXT YEAR

        Under our Bylaws, certain procedures are prescribed which a shareholder must follow to nominate persons for the Board of Directors or to introduce an item of business at an Annual Meeting of Shareholders.

        A proposed item of business for the 2004 annual meeting must be submitted in writing to the Company's Secretary at P.O. Box 13257, Springfield, Illinois, 62791-3257 and must be received no later than the close of business on January 2, 2004. The proposal must contain the following information:

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  A brief description of the business desired to be brought before the annual meeting;

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  The reasons for conducting such business at the annual meeting;

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  Any material interest in such business of such shareholder, and

  As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought;

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  The name and address of such shareholder, as they appear on the Corporation's books, and the name and address of such beneficial owner, and

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  The class and number of shares of the Corporation's capital stock that are owned beneficially and of record by such shareholder and such beneficial owner.

        Nominations for Directors for the 2004 annual meeting should be submitted in writing to the Company's Secretary at P.O. Box 13257, Springfield, Illinois 62791-3257. The following details the process to either (a) submit a nomination for a director with the proxy materials or (b) to submit a nomination directly from the floor during the Annual Meeting:

  (a)
  Nominations by the Board of Directors to fill any vacancy, or for election to the Board for which proxies will be solicited by the Board, shall be made by the Board after consideration of recommendations of the Nominating Committee of the Board. In order to facilitate that Committee's review, recommendations to the Board of Directors by any shareholder for the nomination for election as director of any one or more persons for which written proxy solicitation by the Board of Directors is sought shall be made in writing (which shall, upon request of the Nominating Committee, include a Director Qualification, Eligibility and Disclosure Questionnaire completed by the proposed nominee) and be delivered or mailed to the Secretary of the Corporation not later than the close of business on January 31, 2004.

  (b)
  For nominations to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on March 17, 2004 nor earlier than the close of business on February 16, 2004. Such shareholder's notice to the Secretary shall contain a representation that:

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  The shareholder is, and will be on the record date, a beneficial owner or a holder of record of stock of the Corporation entitled to vote at such meeting;

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  The shareholder has, and will have on the record date, full voting power with respect to such shares; and

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  The shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

        Additionally, each such notice under (a) or (b) shall include:

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    The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

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    A description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

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    The number and kinds of securities of the Corporation held beneficially or of record by each proposed nominee;

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    Such other information regarding each proposed nominee for director;(including such person's written consent to be named in the proxy statement as a nominee);

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    The consent of each proposed nominee to serve as a director if so elected; and

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    A completed Director Qualification, Eligibility, and Disclosure Questionnaire.

        The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

        A shareholder complying with the above procedures may still not be entitled to have its proposals included in next year's proxy statement. Under the rules of the SEC, shareholder proposals must be received by us in writing addressed to the Secretary of the Company at the address set forth above no later than December 21, 2003 for inclusion in the proxy statement and form of proxy relating to that meeting. Under Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934, the persons named as proxies have the right, and intend to vote in their discretion any shares for which they receive proxies as to any matter which is presented at the Annual Meeting of Shareholders for which notice was not properly received.

        Shareholders seeking to include a proposal or to nominate a director for next year's meeting should consult the Company's Bylaws, a copy of which is available at no charge by writing to the Secretary of the Company.

ADDITIONAL INFORMATION AVAILABLE

        Upon written request, without charge to any shareholder, Illini will provide additional copies of its Annual Report on Form 10-KSB and the schedules thereto filed with the Securities Exchange Commission for fiscal year 2002 including the consolidated financial statements and schedules thereto.

All such inquiries should be directed to Burnard K. McHone, President, Illini Corporation, P.O. Box 13257, Springfield, Illinois 62791-3257.

OTHER BUSINESS

        The Board of Directors of Illini is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting or any adjournment thereof.

By Resolution of the Board of Directors
/s/ WILLIAM B. MCCUBBIN William B. McCubbin Secretary
Date: April 11, 2003

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

        As members of the Audit Committee for 2002, we are responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Illini Corporation ("Illini") and its subsidiaries, and have general responsibility for overseeing the system of internal controls, accounting and audit activities of Illini and its subsidiaries. The Board of Directors has determined that each member of the Audit Committee was an independent director as defined under the rules of National Association of Securities Dealers during 2002. The Audit Committee is aware of the pending changes relating to the determination of independence as required under the Sarbanes-Oxley Act and will enact any new independence standards when they are required.

        The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of Illini. Management has the primary responsibility for the financial statement and the reporting process. BKD, LLP, Illini's independent auditors, are responsible for expressing an opinion on the conformity of Illini's audited financial statements to accounting principles generally accepted in the United States of America.

        The Audit Committee has discussed with BKD, LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). In addition, BKD, LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with BKD, LLP their independence from Illini and its management. The Audit Committee also considered BKD LLP's provision of non-audit services to Illini and determined that such provision of such services was compatible with maintaining the independence of BKD, LLP.

        Based on the review and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, that the audited financial statements be included in Illini's Annual Report on Form 10-KSB for the year ended December 31, 2002, for filing with the Securities and Exchange Commission

AUDIT COMMITTEE

Lawrence B Curtin
Thomas A. Black
William N. Etherton
Anthony Liberatore
William B. McCubbin

Illini Corporation
Please complete both sides of the Proxy Card,
detach and return in the enclosed envelope.

DETACH PROXY CARD HERE

SOLICITED BY THE BOARD OF DIRECTORS OF ILLINI CORPORATION
The undersigned appoints John H. Pickrell and William B. McCubbin, and each of them as attorneys and proxies with power of substitution to vote, as indicated hereon, all shares of common stock of Illini Corporation held of record in the name of, at the close of business on April 10, 2003 and, in their discretion, to vote on all other matters which may properly come before the May 15, 2003 Annual Meeting of Shareholders of Illini Corporation and at all adjourned sessions thereof, all as set forth in the Notice and Proxy Statement relating to the meeting.
DO NOT FOLD
DATED __________
SIGNED _________________________________________________
If joint account, each joint owner should sign. State title when signing as executor, administrator, trustee, guardian, etc.

[MAP]	Meeting to be held at: Illini Corporation 3200 West IIes Avenue Springfield, IL 62707 10 AM, Thursday May 15, 2003

The votes represented by this proxy, if properly executed, will be voted as indicated by you. If you sign and return the proxy unmarked, such votes will be voted "FOR" the election of all directors, and "FOR" approval of the appointment of auditors. No proposal is related to or conditioned on any other proposal.
DIRECTORS RECOMMENDED a Vote "FOR" Items 1 and 2.	Please mark your votes with an ☒. Then DATE PROXY AND SIGN ON REVERSE side exactly as name(s) are shown and return signed proxy in enclosed envelope.
1.	Election of Directors all nominees listed below (except as marked to the contrary)
		For	Abstain
	Thomas A. Black	☐	☐
	Larry B. Curtin	☐	☐
	Anthony F. Liberatore	☐	☐

To withhold authority to vote for any individual nominee,
strike a line through the nominee's name in the list above.
Votes will be allocated at the discretion of proxy holder unless directed otherwise.

2.	Ratification of the appointment of Crowe Chizek and Company LLC as independent public accountants for 2003.			For ☐	Against ☐	Abstain ☐
(To be signed on reverse side)

QuickLinks

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2003
Proposal I—Election of Directors
Summary Compensation Table
Proposal II—Ratification of Selection of Independent Auditors
  APPENDIX A